News Release

Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Barb Gould

330-796-8576

FOR IMMEDIATE RELEASE

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Goodyear Receives SEC ‘Wells Notice’

AKRON, Ohio, August 16, 2005 — The Goodyear Tire & Rubber Company said it has received a “Wells Notice” from the staff of the Securities and Exchange Commission in connection with the Commission’s investigation into accounting matters included in the company’s restatement of financial results, which was announced on October 22, 2003, and related public filings.

The existence of the investigation was first disclosed by Goodyear on November 19, 2003. The “Wells Notice” states that the SEC staff intends to recommend that a civil or administrative enforcement action be brought against Goodyear for alleged violations of provisions of the Securities and Exchange Act of 1934 relating to the maintenance of books, records and internal accounting controls, the establishment of disclosure controls and procedures, and the periodic SEC filing requirements, as set forth in sections 13(a) and 13(b)(2)(A) and (B) of the Act and SEC Rules 12b-20, 13a-13 and 13a-15(a). The alleged violations relate to the account reconciliation matters giving rise to the company’s initial decision to restate in October 2003.

Under SEC procedures, a “Wells Notice” indicates that the staff has made a preliminary decision to recommend the Commission authorize the staff to bring a civil or administrative action against the recipient or recipients of the notice. Recipients of “Wells Notices” have the opportunity to respond to the SEC staff before the staff makes a formal recommendation on whether any action should be brought by the SEC. Goodyear has been informed that “Wells Notices” also have been issued to a former chief financial officer and a former chief accounting officer of the company.

Goodyear and its former officers are continuing to cooperate with the SEC in connection with this matter.

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